Exhibit 99.1

News Release

Release Date:	Tuesday, January 31, 2012

Release Time:	At Market Close

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Reports 2011 Fourth Quarter and Record Full Year Operating Results (unaudited)

Oneida, NY, January 31, 2012 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced fourth quarter and full year operating results. Net income for the three months ended December 31, 2011 was $1.7 million, or $0.24 diluted earnings per share, compared to $1.5 million, or $0.21 diluted earnings per share, for the three months ended December 31, 2010. The increase in net income during the respective fourth quarter period is primarily the result of an increase in net interest income, an increase in non-interest income, a decrease in provision for loan losses, and an increase in net investment gains, partially offset by an increase in non-interest expenses, a decrease in the change in fair value of our trading securities and an increase in income tax provision.

Net income for the year ended December 31, 2011 was $5.7 million or $0.82 diluted earnings per share, as compared with $3.8 million or $0.53 diluted earnings per share for the same period in 2010. Net income from operations for the year ended December 31, 2011, excluding non-cash gains and losses, as referenced in the table below, was $5.9 million or $0.84 basic earnings per share. This compares to net income from operations for the year ended December 31, 2010 of $5.6 million or $0.79 basic earnings per share. The increase of $343,000 in operating earnings was primarily the result of an increase in net interest income, a decrease in provision for loan losses and an increase in non-interest income, partially offset by a decrease in gains from the sale of investments, an increase non-interest expense and an increase in income tax provision.

Key Balance Sheet Changes at December 31, 2011

  The Bank is well capitalized at December 31, 2011 with a Tier 1 leverage ratio of 9.62% and a total risk-based capital ratio of 15.62%. The Company’s average equity ratio as a percent of average assets was 13.56% at December 31, 2011 compared to 13.87% at September 30, 2011 and further compared to 13.66% at December 31, 2010.
  Deposit accounts were $550.6 million at December 31, 2011, a decrease of $6.0 million from September 30, 2011. Total deposits decreased $1.5 million from December 31, 2010, a decrease of $3.1 million in retail deposits partially offset by an increase of $1.6 million in municipal deposits over the past twelve months.
  Net loans receivable totaled $285.6 million at December 31, 2011 compared to $287.9 million at September 30, 2011 and $283.4 million at December 31, 2010. The increase in net loan balances over the past twelve months reflect the Company’s continued loan origination efforts partially offset by loan sales activity. The Company sold $25.5 million in fixed rate residential loans, which represents the majority of the Company’s fixed-rate residential loan origination volume, during the trailing twelve months ended December 31, 2011.

  Investment and mortgage-backed securities totaled $244.5 million at December 31, 2011, a decrease of $13.9 million from September 30, 2011, and a decrease of $7.1 million from December 31, 2010. The decrease in investment and mortgage-backed securities from December 31, 2010 is primarily the result of the increase in loans receivable and the decrease in borrowings.
  The Company continued to repay maturing Federal Home Loan Bank advances with proceeds from investment securities maturities, calls and other cash flows. Borrowings outstanding were $11.0 million at December 31, 2011, unchanged from September 30, 2011 and a decrease of $1.0 million from December 31, 2010.
  Total equity at December 31, 2011 was $88.0 million, a decrease of $1.2 million from September 30, 2011 and an increase of $2.0 million from December 31, 2010. The change in total equity is the result of the contribution of net earnings combined with valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities, partially offset by a repurchase by the Bank of $2.5 million of a non-controlling minority interest in a subsidiary, the repurchase of 249,224 shares of common stock of the Company and the declaration of cash dividends during the trailing twelve month period.

Key Operating items for fourth quarter 2011 include:

  Net interest income was $4.9 million for the three months ended December 31, 2011 compared to $4.7 million for the three months ended December 31, 2010. Net interest margin was 3.40% for the fourth quarter of 2011 compared to 3.33% for the fourth quarter of 2010.
  Non-interest income was $6.6 million for the three months ended December 31, 2011 compared to $6.1 million for the three months ended December 31, 2010. This increase is primarily the result of an increase in revenue derived from the Company’s insurance and other non-banking operations of $577,000 to $5.1 million in the fourth quarter of 2011 compared to $4.6 million in the comparable 2010 period.
  Non-cash increase in the fair value recognized on trading (equity) securities was $40,000 for the three months ended December 31, 2011 compared to a non-cash increase in fair value of $418,000 for the three months ended December 31, 2010. Non-cash impairment charges of $10,000 were recorded in the fourth quarter 2011 on certain investment securities compared with $723,000 in non-cash charges recorded in the fourth quarter of 2010.
  Non-interest expense increased to $9.4 million for the three months ended December 31, 2011 compared to $8.8 million for the comparable period in 2010. This increase was primarily the result of an increase in compensation and employee benefits expense associated with the Company’s insurance and other non-banking operations. The opening in November 2011 of the previously announced banking and financial services office located in Rome, New York also contributed to the increase in non-interest expense.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “Oneida Financial Corp. continues to succeed in Central New York and beyond despite record low interest rates and a highly competitive banking and insurance marketplace. Net income for the fourth quarter of 2011 is 11% above the prior year period and our net income of $5.7 million for 2011 represents a record earnings year for the Company.” Kallet continued, “Oneida Savings Bank announced plans in the spring of 2011 to develop a second banking and financial services office in Rome, New York resulting in twelve Central New York banking locations. The new office began welcoming new customers to Oneida Savings Bank in November of this year, just 110 days after groundbreaking.” Kallet stated, “Our insurance and financial services subsidiaries, Bailey & Haskell Associates, Inc. and Benefit Consulting Group, Inc., continue to post impressive results, both companies increasing revenue over 9% from prior year levels.” Kallet concluded “Oneida Financial Corp. has continued its strong record of cash dividend payments to shareholders while implementing a share repurchase plan during the fourth quarter, both intended to deliver exceptional shareholder value. Oneida Financial Corp. continues to deploy business strategies which position us as a diversified banking and financial services company.”

Net Interest Income and Margin

Fourth quarter 2011 compared with fourth quarter 2010

Net interest income was $4.9 million for the fourth quarter of 2011, an increase of $126,000 from the fourth quarter of 2010. The net interest margin was 3.40% for the fourth quarter of 2011, compared to 3.33% for the fourth quarter of 2010. The yield on interest-earning assets has decreased 18 basis points to 4.03% partially offset by an increase in average interest-earning assets of $2.9 million. For the same period, the cost of interest-bearing deposits decreased 28 basis points to 0.64% while average interest-bearing deposits increased $9.8 million. The Company executed on its planned repayment of Federal Home Loan Bank borrowings upon the maturity of its advances resulting in a decrease of $2.8 million in average borrowings outstanding. The average cost of interest-bearing liabilities decreased 30 basis points to 0.72% for the fourth quarter of 2011 as compared to the fourth quarter of 2010.

Fourth quarter 2011 compared with linked quarter ended September 30, 2011

Net interest income for the quarter ended December 31, 2011, decreased $171,000 from the quarter ended September 30, 2011. The decrease in net interest income reflects a 14 basis point decrease in net interest margin from 3.54% for the quarter ended September 30, 2011 partially offset by an increase in average interest earning assets of $3.4 million during the three months ended December 31, 2011 compared with the three months ended September 30, 2011. The yield on interest-earning assets decreased 18 basis points from 4.21% for the quarter ended September 30, 2011 while the cost of interest-bearing liabilities decreased 5 basis points from 0.77% during the third quarter of 2011 to 0.72% during the fourth quarter of 2011.

Year-to-date comparison 2011 to 2010

On a full year-to-date basis, net interest income increased $1.7 million for the twelve months ended December 31, 2011, as compared to the same period in 2010. The increase in net interest income is the result of an increase in average interest-earning assets of $43.3 million to $579.1 million for the year ended December 31, 2011 from the same period in 2010 combined with an increase in net interest margin of 3 basis points from 3.38% to 3.41%.

Provision for loan losses

Fourth quarter 2011 compared with fourth quarter 2010

During the fourth quarter of 2011, the Company made a $50,000 provision for loan losses as compared with $300,000 in provision for loan losses during the fourth quarter of 2010. The decrease in loan loss provision during the current period is reflective of the decrease in nonperforming loans as a percentage of total loans of 0.50% at December 31, 2011 as compared with 1.38% at December 31, 2010. Net charge-offs during the current quarter were $252,000 compared with net charge-offs of $122,000 in the fourth quarter of 2010. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. Net loan charge-offs as a percentage of average loans were 0.09% for the fourth quarter of 2011. The ratio of the loan loss allowance to loans receivable was 1.02% at December 31, 2011 compared to 1.51% at December 31, 2010. The decrease in the allowance ratio reflects the charge-off of a fully reserved commercial loan during the second quarter of 2011.

Fourth quarter 2011 compared with linked quarter ended September 30, 2011

The provision for loan losses of $50,000 during the fourth quarter of 2011 is consistent with the linked prior quarter. Non-performing loans to total loans were 0.50% at December 31, 2011 as compared with 0.59% at September 30, 2011. The ratio of the loan loss allowance to loans receivable was 1.02% at December 31, 2011 compared to 1.08% at September 30, 2011. Net charge-offs to average loans were 0.09% at December 31, 2011 as compared with 0.01% at September 30, 2011.

Year-to-date comparison 2011 to 2010

Provision for loan losses totaled $1.1 million for the year ended December 31, 2011 as compared with $1.7 million in the same period of 2010. The higher level of provision for loan losses recorded during the 2010 year were primarily the result of the Company increasing a specific reserve for a $2.0 million impaired unsecured commercial loan that was subsequently charged-off in the second quarter of 2011.

Non-interest Income

Fourth quarter 2011 compared with fourth quarter 2010

Non-interest income totaled $6.6 million for the fourth quarter of 2011, an increase of $515,000 or 8.4% from $6.1 million in the fourth quarter of 2010. The increase was primarily due to an increase of $577,000 in commissions and fees on the sales of non-bank products through the Company’s insurance and financial service subsidiaries. The increase in non-interest income was partially offset by a decrease of $12,000 in service charges on deposit accounts to $660,000 in the fourth quarter of 2011 from $672,000 for the same period in 2010 reflective of a decrease in total deposits. The increase in non-interest income was also partially offset by a decrease in loan sale and servicing income in the fourth quarter of 2011 of $63,000 primarily due to a decrease in loan sales volume.

Fourth quarter 2011 compared with linked quarter ended September 30, 2011

Non-interest income increased $982,000 from $5.7 million on a linked-quarter basis, primarily the result of an increase of $875,000 in commissions and fees on the sales of non-bank products through the Company’s insurance and financial service subsidiaries. The increase from the linked quarter ended September 30, 2011 reflects a seasonal decrease in commissions and fees on the sales of non-bank products typical for the Company during the third quarter of the year. The increase in non-interest income was also supported by an increase in loan sale and servicing income in the fourth quarter of 2011 of $150,000 and an increase in service charges on deposit accounts of $11,000.

Year-to-date comparison 2011 to 2010

Non-interest income totaled $24.7 million for the year ended December 31, 2011 as compared with $22.9 million in the same period of 2010, an increase of 7.9%. For the year ended December 31, 2011 commissions and fees on the sales of non-bank products increased $1.9 million from the same period in 2010. Loan sale and servicing income decreased $245,000 in the year ended December 31, 2011 as compared with same period in 2010. The Bank sells substantially all of its fixed-rate residential mortgage loan originations on a servicing retained basis in the secondary market. These loan sales help the Bank to control interest rate risk. The volume of fixed-rate residential mortgage loan originations has decreased in the current year as compared with the 2010 period.

Net Investment Gains (Losses)

Fourth quarter 2011 compared with fourth quarter 2010

Net investment gains of $86,000 were recorded in the fourth quarter of 2011 compared with net investment losses of $488,000 in the fourth quarter of 2010. During the fourth quarter of 2011 eight trust preferred securities were reviewed for other-than-temporarily-impairment with the result yielding no impairment in trust preferred securities in the fourth quarter of 2011 as compared with a non-cash impairment charge of $693,000 in the fourth quarter of 2010. The trust preferred securities owned by the Company are diversified pools of collateralized debt obligations primarily issued by domestic financial institutions. The Company also reviewed the privately-issued collateralized mortgage obligation (“CMO”) portfolio in both periods for possible other-than-temporary impairment. A non-cash impairment charge of $10,000 was recorded in the fourth quarter of 2011 on the Company’s CMO portfolio as compared with a non-cash charge of $30,000 during the fourth quarter of 2010. During the fourth quarter of 2011 the Company realized gains of $96,000 upon the sale of certain investments, this compares to realized gains of $235,000 during the three months ended December 31, 2010.

Fourth quarter 2011 compared with linked quarter ended September 30, 2011

During the linked quarter ended September 30, 2011, the Company realized net investment gains of $180,000 as the Company recorded non-cash impairment charges of $72,000 representing the credit impairment on one trust preferred securities and one CMO securities and realized gains of $252,000 upon the sale of certain mortgage-backed and investment securities.

Year-to-date comparison 2011 to 2010

For the year ended December 31, 2011 the Company has recorded net investment gains of $58,000 as compared with net investment losses of $901,000 during the year ended December 31, 2010. During the year ended December 31, 2011, the Company realized gains of $425,000 upon the sale of certain mortgage-backed and investment securities partially offset by non-cash impairment charges of $367,000. For the year ended December 31, 2010, the Company recorded $2.4 million in non-cash other-than-temporary impairment charges partially offset by realized gains of $1.5 million upon the sale of certain mortgage-backed and investment securities.

Change in the Fair Value of Investments

Fourth quarter 2011 compared with fourth quarter 2010

The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the three months ended December 31, 2011, the market value of the Company’s trading securities increased $40,000 as compared with an increase of $418,000 in the fourth quarter of 2010. The increase in market value of the Company’s trading securities in the fourth quarter of 2011 is reflective of the increase in broader equity markets during the period.

Fourth quarter 2011 compared with linked quarter ended September 30, 2011

During the linked quarter ended September 30, 2011, the Company recorded a non-cash decrease of $665,000 reflecting a decrease in market value of the Company’s trading securities during the third quarter of 2011.

Year-to-date comparison 2011 to 2010

For the year ended December 31, 2011 a positive net fair value adjustment of $199,000 reflects the increase in market value of the Bank’s trading securities at December 31, 2011 from the prior year end. This compares with a net increase in the fair value for the same 2010 period of $103,000.

The table below summarizes the Company's operating results excluding these cumulative non-cash charges related to the change in fair value of trading securities and the non-cash impairment charges recorded as net investment losses in each period.

Reported Results
(including non-cash gains and losses recognized under ASC 320)
(All amounts in thousands except net income per diluted share)

	Year to Date	Year to Date
	Dec 31,	Dec 31,
	2011	2010
Net interest income	$19,760	$18,099
Provision for loan losses	1,050	1,650
Investment gains/(losses)	58	(901)
Change in fair value of investments	199	103
Non-interest income	24,654	22,888
Non-interest expense	35,939	33,864
Income tax provision	1,953	914
Net income	$5,729	$3,761
Net income per
basic share	$0.82	$0.53

Operating Results / Non-GAAP
(excluding non-cash gains and losses recognized under ASC 320)
(All amounts in thousands except net income per diluted share)

	Year to Date	Year to Date
	Dec 31,	Dec 31,
	2011	2010
Net interest income	$19,760	$18,099
Provision for loan losses	1,050	1,650
Investment gains	425	1,522
Non-interest income	24,654	22,888
Non-interest expense	35,939	33,864
Income tax provision	1,995	1,368
Net income	$5,855	$5,627
Net income per
basic share	$0.84	$0.79

The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes this alternate presentation of these items enables management to perform a more effective evaluation and comparison of the Company's results and to assess the overall performance of our business in relation to the Company's ongoing operations.

Non-interest Expense

Fourth quarter 2011 compared with fourth quarter 2010

Non-interest expense was $9.4 million for the three months ended December 31, 2011 as compared with $8.8 million during the fourth quarter of 2010. The increase in noninterest expense was primarily due to an increase in compensation and employee benefit expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries.

Fourth quarter 2011 compared with linked quarter ended September 30, 2011

Non-interest expense increased $576,000 in the fourth quarter of 2011 as compared with the linked prior quarter. The increase in non-interest expense is primarily the result of an increase in compensation and employee benefits reflecting the seasonal decrease in sales of insurance and other non-banking products during the third quarter of 2011 as compared with the current quarter. Compensation and employee benefit expense increased by $515,000 as compared with quarter ended September 30, 2011. Also contributing to the increase in non-interest expense in the fourth quarter of 2011 as compared with the linked quarter ended September 30, 2011 was an increase of $96,000 in equipment and net occupancy expenses associated with the development and construction of a new banking office to be located in Rome, New York which opened in November 2011.

Year-to-date comparison 2011 to 2010

Non-interest expense totaled $35.9 million for the year ended December 31, 2011 as compared with $33.9 million in the same period of 2010. The increase in noninterest expense was primarily due to the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in compensation and employee benefit expenses partially offset by a decrease in FDIC deposit insurance premium assessments. The reduction in our FDIC premium expense is the result of the FDIC’s adoption of a new risk-based assessment formula whereby financial institutions deemed to represent a reduced risk to the FDIC insurance fund are assessed lower insurance premiums. The Company’s FDIC deposit insurance premium assessments have decreased $256,000 for the year ended December 31, 2011 as compared with the same period in 2010.

Income Taxes

The Company’s effective tax rate was 24.1% for the fourth quarter of 2011 as compared with an effective tax rate of 13.9% for the fourth quarter of 2010. For the linked quarter ended September 30, 2011, the Company’s effective tax rate was 28.9%. For the year ended December 31, 2011 the Company’s effective tax rate was 25.4% as compared with an effective tax rate of 19.6% for the year ended December 31, 2010. The higher effective tax rate for the quarter and year ended December 31, 2011 was due to changes in the bank’s tax exempt and tax preferred investment income and the overall tax rate in effect for the year.

About Oneida Financial Corp.

The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey & Haskell Associates, Inc., an insurance and risk management company; Benefit Consulting Group, Inc., an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, Inc., a risk management company specializing in workplace injury claims management. Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties. For more information, visit the Company’s web site at www.oneidafinancial.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

All financial information provided at and for the quarter ended December 31, 2011 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands except per share data)	2011	2011	2011	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$663,713	$678,326	$658,151	$683,236	$661,579
Cash and cash equivalents	40,572	41,824	20,427	50,143	33,741
Loans receivable, net	285,608	287,866	281,177	283,330	283,431
Mortgage-backed securities	92,755	108,180	107,553	96,906	89,882
Investment securities	151,749	150,220	156,734	161,218	161,739
Trading securities	7,010	6,970	7,635	7,252	7,691
Goodwill and other intangibles	24,947	25,043	25,139	25,223	24,519
Interest bearing deposits	481,505	486,076	478,360	508,240	486,985
Non-interest bearing deposits	69,119	70,518	67,340	67,896	65,179
Borrowings	11,000	11,000	12,000	12,000	12,000
Total equity	87,961	89,171	90,748	86,794	85,920

Book value per share
(end of period)	$12.87	$12.81	$12.89	$12.32	$12.20
Tangible value per share
(end of period)	$9.94	$9.27	$9.30	$8.74	$8.72

	Quarter Ended		Year to Date
Selected Operating Data:	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(in thousands except per share data)	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,867	$4,104	$15,588	$16,791
Interest and dividends
on investments	1,893	1,882	8,174	6,950
Interest on fed funds	4	11	21	39
Total interest income	5,764	5,997	23,783	23,780
Interest expense:
Interest on deposits	775	1,100	3,512	4,685
Interest on borrowings	121	155	511	996
Total interest expense	896	1,255	4,023	5,681
Net interest income	4,868	4,742	19,760	18,099
Provision for loan losses	50	300	1,050	1,650
Net interest income after
provision for loan losses	4,818	4,442	18,710	16,449
Net investment gains (losses)	86	(488)	58	(901)
Change in fair value of investments	40	418	199	103
Non-interest income:
Service charges on deposit accts	660	672	2,587	2,635
Commissions and fees on sales
of non-banking products	5,134	4,557	19,422	17,499
Other revenue from operations	853	903	2,645	2,754
Total non-interest income	6,647	6,132	24,654	22,888
Non-interest expense
Salaries and employee benefits	6,100	5,609	23,065	21,446
Equipment and net occupancy	1,258	1,276	4,838	4,997
Intangible amortization	96	101	391	412
Other costs of operations	1,946	1,770	7,645	7,009
Total non-interest expense	9,400	8,756	35,939	33,864
Income before income taxes	2,191	1,748	7,682	4,675
Income tax provision	527	243	1,953	914
Net income	$1,664	$1,505	$5,729	$3,761
Net income per common
share ( EPS – Basic )	$0.24	$0.21	$0.82	$0.53
Net income per common
share ( EPS – Diluted)	$0.24	$0.21	$0.82	$0.53
Cash dividends paid	$0.12	$0.12	$0.48	$0.30

	Fourth	Third	Second	First	Fourth
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2011	2011	2011	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,867	$3,939	$3,852	$3,931	$4,104
Interest and dividends
on investments	1,893	2,043	2,177	2,060	1,882
Interest on fed funds	4	3	5	8	11
Total interest income	5,764	5,985	6,034	5,999	5,997
Interest expense:
Interest on deposits	775	823	886	1,028	1,100
Interest on borrowings	121	123	135	132	155
Total interest expense	896	946	1,021	1,160	1,255
Net interest income	4,868	5,039	5,013	4,839	4,742
Provision for loan losses	50	50	550	400	300
Net interest income after
provision for loan losses	4,818	4,989	4,463	4,439	4,442
Net investment gains (losses)	86	180	16	(224)	(488)
Change in fair value of investments	40	(665)	393	430	418
Non-interest income:
Service charges on deposit accts	660	649	676	601	672
Commissions and fees on sales
of non-banking products	5,134	4,259	5,084	4,945	4,557
Other revenue from operations	853	757	546	491	903
Total non-interest income	6,647	5,665	6,306	6,037	6,132
Non-interest expense
Salaries and employee benefits	6,100	5,585	5,793	5,587	5,609
Equipment and net occupancy	1,258	1,162	1,204	1,214	1,276
Intangible amortization	96	96	96	103	101
Other costs of operations	1,946	1,981	1,752	1,965	1,770
Total non-interest expense	9,400	8,824	8,845	8,869	8,756
Income before income taxes	2,191	1,345	2,333	1,813	1,748
Income tax provision	527	389	637	400	243
Net income	$1,664	$956	$1,696	$1,413	$1,505
Net income per common
share ( EPS – Basic )	$0.24	$0.14	$0.24	$0.20	$0.21
Net income per common
share ( EPS – Diluted)	$0.24	$0.14	$0.24	$0.20	$0.21
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.12

	At	At	At	At	At
Selected Financial Ratios (1)	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
and Other Data	2011	2011	2011	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	1.01%	0.58%	1.00%	0.85%	0.92%
Return on average equity	7.43%	4.20%	7.75%	6.52%	6.73%
Return on average tangible equity	10.31%	5.80%	10.89%	9.08%	9.28%
Interest rate spread (2)	3.31%	3.44%	3.27%	3.22%	3.19%
Net interest margin (3)	3.40%	3.54%	3.38%	3.33%	3.33%
Efficiency ratio (4)	80.80%	81.54%	77.29%	80.01%	79.59%
Non-interest income to average assets	4.03%	3.45%	3.72%	3.62%	3.74%
Non-interest expense to average assets	5.69%	5.38%	5.22%	5.28%	5.35%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	115.58%	116.04%	115.24%	115.06%	116.70%
Average equity to average total assets	13.56%	13.87%	12.90%	12.99%	13.66%
Equity to total assets (end of period)	13.25%	13.15%	13.79%	12.70%	12.99%
Tangible equity to tangible assets	9.86%	9.82%	10.36%	9.36%	9.64%

Asset Quality Ratios:
Nonperforming assets to
total assets (5)	0.79%	0.78%	0.88%	1.16%	1.15%
Nonperforming loans to
total loans	0.50%	0.59%	0.62%	1.41%	1.38%
Net charge-offs to average loans	0.09%	0.01%	0.76%	0.01%	0.10%
Allowance for loan losses to
loans receivable	1.02%	1.08%	1.09%	1.64%	1.51%
Allowance for loan losses to
nonperforming loans	201.81%	181.24%	174.43%	114.45%	107.54%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	15.62%	15.33%	15.97%	15.44%	15.15%
Tier 1 capital
to risk weighted assets	14.91%	14.57%	15.20%	14.30%	14.11%
Tier 1 capital
to average assets	9.62%	9.37%	9.27%	9.26%	9.17%

1 -	Ratios are annualized where appropriate.
2 -	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 -	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4 -	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net impairment losses, net investment gains (losses) and changes in the fair value of trading securities.
5 -	Non-performing assets include non-performing loans and non-accrual trust preferred securities.